EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation

EXCO Services, Inc.	Delaware

EXCO Partners GP, LLC	Delaware

EXCO GP Partners Old, LP	Delaware

EXCO Partners OLP GP, LLC	Delaware

EXCO Operating Company, LP	Delaware

EXCO Water Resources, LLC	Delaware

Bonchasse Land Company, LLC	Louisiana

EXCO Caddo Acquisition, LLC	Delaware

PCMWL, LLC	Louisiana

Vernon Gathering, LLC	Delaware

TGGT Holdings, LLC	Delaware

TGGT GP Holdings, LLC	Delaware

TGG Pipeline, Ltd.	Texas

Talco Midstream Assets, Ltd.	Texas

EXCO Mid-Continent MLP, LLC	Delaware

EXCO Resources (PA), Inc.	Delaware

EXCO Resources (WV), Inc.	Delaware